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September 28, 1994


Richard H. Van Hoesen
19727 St. Anne Ct.
Saratoga, CA  95070

Dear Mr. Van Hoesen:

We are pleased to offer you a position as Vice President of Finance and Administration. This position reports directly to Tom Tomasetti effective on October 3, 1994.

This letter supersedes your offer letter dated September 19, 1994.
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The compensation and benefits you will receive upon employment include:

 .    $135,000 base salary per year
 .    Eligible for $45,000 Executive bonus (on an annual fiscal year basis) -
     - Two-thirds of this bonus will be paid if the company meets certain financial goals. The goals will include both revenue and profits and are the same goals that all members of the executive team will be measured against. Those goals must be approved by the Board of Directors. An Executive Bonus Plan document will be distributed detailing the specific goals and upside opportunities. Eligibility begins with the 1995 Fiscal Year beginning November 1, 1994.

     - One-third of this bonus will be paid based on successful implementation of customized objectives to be established and reviewed by Tom Tomasetti. This bonus will be paid quarterly upon the discretion of Tom Tomasetti.
 .    Management has recommended that the Board of Directors grant you an option pursuant to the Company's Stock Option Plan to purchase 70,000 shares of the Company's common stock at the purchase price equal to the fair market value of the stock on the date of the grant. The option will be subject to the Company's standard option agreements and plan, including vesting over a four year term.
 .    In the event that you or the Company terminate your employment with
     Consilium, neither you nor the Company shall have any further right or obligation under this agreement, except that you shall receive a severance package consisting of four months base salary paid monthly, medical, dental, vision, life and disability coverage for that same four month period.
 .    Medical, dental, vision, life and disability insurance as described in
     Benefits Summary.
 .    Ability to participate in Consilium's Employee Stock Purchase Plan (ESPP)
 .    Ability to establish and contribute to your own savings and retirement
     (401K) account
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Consilium is dedicated to:

 .    Providing high quality, leading-edge computer integrated manufacturing solutions that enable our customers to achieve their manufacturing objectives
 .    Ensuring a positive, growth oriented team environment for our employees
 .    Providing an excellent return to our shareholders

We are confident that you will use your skills at Consilium to help us continue this mission.

Your employment with Consilium is voluntarily entered into and is for no specified period of time. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Consilium is free to conclude its at-will employment relationship with you at any time, with or without cause.
Thirty days notice of termination shall be provided by you or the Company in the event that either elects to terminate the employment relationship. During such thirty day period you shall continue to provide full and proper service to the Company in your then current employment capacity.

In the event of any dispute or claim relating to or arising out of our employment relationship or this agreement including but not limited to any claims of wrongful termination or age or other discrimination, you and Consilium agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Jose, California. However, we agree that this arbitration provision shall not apply to any dispute or claims relating to or arising out of the misuse or misappropriation of Consilium's trade secrets or proprietary or confidential information.

To satisfy Federal Immigration Laws, you must provide proof that you are a United States citizen or are eligible for legal employment in the United States. Documents which are acceptable for this purpose include:

 .    Driver's License and Birth Certificate/Social Security Card, or
     Passport, or Alien Registration card with photograph.

You must provide Consilium with a copy of the requested document(s) within three business days from your date of hire.

This letter, and any additional written proprietary rights agreement between Consilium and you, define the terms of your employment and supersedes all prior agreements, both written and verbal. This letter can not be modified or amended unless done so in writing and signed by an authorized Consilium representative and yourself.

We are very happy to confirm your employment offer with this letter and we look forward to you joining the Consilium staff. Please indicate your acceptance of this offer by signing one copy of this letter and returning it to the Human Resources Department. If you have any questions about the offer, please feel free to contact me directly.
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Sincerely,

/s/ Linda Kata Ujihara

Linda Kato Ujihara
Director, Human Resources


cc:  T. Tomasetti

I agree to and accept employment with Consilium on the terms set out above, and I certify that I have responded fully and accurately to all inquiries made of me by Consilium during the pre-employment process with regard to employment history and salary, education and criminal or civil lawsuits.

/s/ Richard H Van Hoesen, September 28, 1994
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Signature & Date